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                                                                 Exhibit 11.1
PAYLESS CASHWAYS, INC. AND SUBSIDIARY

COMPUTATION OF PER SHARE EARNINGS

(In thousands, except per share amounts)

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
                                                               Thirteen Weeks Ended
                                                    ------------------------------------------
                                                    February 26,                  February 27,
                                                        1994                          1993
                                                    ------------                  ------------
PRIMARY

Net loss                                            $      (681)                  $   (21,244)


Add (deduct):
     Preferred stock dividends                           (1,239)                       (1,145)


Net loss available to
     common shareholders                            $    (1,920)                  $   (22,389)


Weighted average common and
     dilutive common equivalent
     shares outstanding                                  39,628                         6,571


Net loss per common share                           $      (.05)                  $     (3.41)

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